Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ACQUIRES POWER GEAR AND KWIKEE BRANDS
OF RV LEVELING SYSTEMS, SLIDEOUTS AND STEPS

Elkhart, Indiana - June 16, 2014 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today announced that its wholly-owned subsidiary, Lippert Components, Inc., has acquired the RV business of Actuant Corporation (NYSE: ATU), which manufactures leveling systems, slideout mechanisms and steps, primarily for motorhome RVs, under the Power Gear® and Kwikee® brands. Sales of the acquired business for the twelve months ended May 31, 2014 were approximately $28 million, consisting of sales to OEMs, as well as significant aftermarket sales.

The purchase price was $35.5 million, which was paid at closing from available cash, as well as from borrowings under the Company’s $75 million line of credit with JPMorgan Chase and Wells Fargo. After funding this acquisition, the Company remains well-positioned to take advantage of other investment opportunities.

“We are thrilled to have the Power Gear and Kwikee business and its employees join the Lippert Components family,” said Drew’s Chief Executive Officer Jason Lippert. “The RV industry has been growing over the past few years, which has increased the necessity for talented people in engineering, sales, manufacturing and customer service. This talented team will be a strong addition to our existing team, and will help us continue to grow as we move forward.”

“In addition, Power Gear and Kwikee have excellent products, strong customer relationships, and a portfolio of over 80 patents and patent applications. The addition of these patents to our portfolio expands our product development potential, which we believe will lead to better overall products for the RV industry,” added Lippert. “We expect to leverage our extensive manufacturing, purchasing, distribution and administrative capabilities to improve the profitability of this business, and we expect this acquisition to be immediately accretive to Drew’s earnings.”

About Drew Industries
From 34 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and leveling systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.
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